Exhibit 99.1

DESCRIPTION OF COMMON STOCK

As of April 30, 2010, the authorized common stock of International Flavors & Fragrances Inc. consists of Five Hundred Million (500,000,000) shares, each with a par value of $.12-1/2 per share (“Common Stock”).  The Common Stock is currently listed on the New York Stock Exchange under the symbol “IFF”.

Holders of Common Stock are entitled to receive such dividends as the Company’s Board of Directors (the “Board”) may from time to time declare out of funds legally available therefore under the laws of the State of New York, in amounts that the Board may determine in its sole discretion.  Covenants and other restrictions in loan agreements entered into by the Company from time to time may restrict our ability to pay dividends without lender consent.

Holders of Common Stock are entitled to one vote per share on the election of directors and all matters submitted to a vote of stockholders.  There is no cumulative voting.  With respect to the election of directors, at each meeting of stockholders for the election of directors at which a quorum is present, except in the case of a contested election, the vote required for election of a director will be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee. In a contested election, the persons receiving a plurality of the votes cast at the meeting will be elected as directors. An election will be deemed to be contested if, as of the record date for the stockholder meeting in question, there are more nominees for election than positions on the Board to be filled by election at the meeting.  For all other matters put to a vote of stockholders, assuming a quorum is present, the vote of the holders of a majority of the votes cast will decide any question brought before such meeting, except as otherwise expressly provided by the Certificate of Incorporation, By-laws or the laws of the State of New York.

Except as may otherwise be determined by a two-thirds vote of the Board, holders of Common Stock may be entitled to purchase any new or additional issue of any equity or voting shares of the Company or of any security convertible into equity or voting shares, if and to the extent required by the laws of the State of New York and applicable provisions of our Certificate of Incorporation.  Such rights do not apply to shares issued upon the exercise of stock options.

On liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in the assets available for distribution to holders of Common Stock, as determined by applicable law.

Under the Certificate of Incorporation, except as otherwise provided by the laws of the State of New York, the Board is authorized, without the approval of the stockholders, to authorize and issue obligations of the Company and to determine the associated rights as to redeemability, convertibility or otherwise in its sole discretion.

Certain provisions of the law of the State of New York may place restrictions on Company stockholders based on their ownership of a substantial amount of the Company’s outstanding shares of Common Stock or otherwise have the effect of delaying or preventing a change in control of the Company.  As a general matter, New York law places restrictions on the ability of the Company to engage in a business combination with a beneficial holder of twenty percent or more of the Company’s outstanding Common Stock unless the approval of the Board or disinterested shareholders is timely obtained or other specified conditions are met.

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.